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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               CLARUS CORPORATION
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              (Name of Registrant as Specified In Its Charter)


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Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

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CONTACTS
Kevin Acocella                                                   Matthew Sherman
Clarus Corporation                        Joele Frank, Wilkinson Brimmer Katcher
(770) 291-5329                                                    (212) 355-4449
Investor_Relations@claruscorp.com

                       Clarus Mails Letter to Stockholders

          Company Sets The Record Straight Regarding Misleading Claims
                         By Dissident Stockholder Group

ATLANTA - May 9, 2002 -- Clarus Corporation (Nasdaq: CLRS) today sent the following letter to its stockholders:

Dear Fellow Clarus Stockholder:

         As we approach Clarus' Annual Meeting of Stockholders, we want to thank those stockholders who have already voted for Clarus' independent nominees, and encourage those of you who haven't yet voted to do so now. With the meeting less than two weeks away, time is short. We urge you to vote your shares FOR Clarus' nominees by signing, dating and returning the enclosed WHITE proxy card today.

                          LET'S SET THE RECORD STRAIGHT

         You may have received letters and proxy materials from a group of dissident stockholders led by Warren Kanders (the "Dissidents") who are soliciting proxies for their election as directors at the upcoming annual meeting. The Dissidents make a number of statements that are misleading and mischaracterize the actions and intentions of your Board, as well as the financial and performance record of the Company. Your Board repeatedly expressed its willingness to give the Dissidents an opportunity to make a presentation to the Board with respect to their recommendations. In order to have a constructive meeting and to maximize the use of everyone's time, the Clarus Board requested that the Dissidents provide information regarding their intentions, plans and proposals prior to the meeting. The Dissidents never responded to the Board's request and, to date, no meeting has been held. Contrary to the Dissidents' claims, your Board has placed no unreasonable conditions on the Dissidents that would prevent them from meeting with the Board. Yet the Dissidents refuse to share their plans with your Board - Why?

                                    - more -

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                                      - 2 -

                   WHAT DON'T THE DISSIDENTS WANT US TO KNOW?

         The Dissidents offer nothing to Clarus' stockholders. To date, the Dissidents have not presented Clarus' Board or stockholders with any value-enhancing proposal. The Dissidents have only suggested initiatives that were either ongoing at the Company long before the Dissidents acquired their Clarus shares or have already been adopted by your Board.

         The Dissidents have no credible plan for Clarus' stockholders. The Dissidents claim they intend to sell Clarus' assets and "fully" redeploy Clarus' cash and assets. However, they have not specified in their proxy materials or letters to stockholders how a sale would be accomplished or why a sale is desirable. The Dissidents have not disclosed whether they are proposing a sale to an affiliate of Mr. Kanders, the feasibility of implementing such a sale or the basis for the Dissidents' belief that a sale can be consummated. Further, the Dissidents have now revealed that, if elected, they may use the Company's cash reserves for unspecified purposes, a resource we have worked hard on your behalf to protect and preserve and which now positions us to pursue the best strategic alternative on your behalf. Consistent with their evasive behavior and having no familiarity with our industry, the Dissidents provide no insight into how they would use the Company's cash or the type of acquisition they would pursue. We simply ask what are the Dissidents' intentions for your Company? We believe that this information is necessary to assist you - the true owners of Clarus - in your analysis and evaluation. If the Dissidents will not tell you or your Board their plans for the assets and cash of your Company, how can you trust them to protect the value of your investment?

         In our view, the Dissidents are SHORT-TERM SPECULATORS who have little understanding of Clarus and have no interest in creating long-term value for Clarus' stockholders. The Dissidents began purchasing their Clarus shares just two and a half weeks prior to informing the Company that they were seeking election to the Clarus Board and they bought a substantial majority of their shares after initiating their efforts to get themselves elected to your Board. The Dissidents also purchased their Clarus shares at a price near its all-time low; yet, they attempt to mislead you by using arbitrary and inappropriate comparisons to the highest historical points in our stock price - high points that were reached long before the Dissidents became Clarus stockholders. In addition, the Dissidents proposed their nominees to the Clarus Board before ever attempting to speak or meet with any member of Clarus' Board or management team. These facts raise considerable doubt as to the Dissidents' motives and intent. Clarus management has consistently made itself available to listen to and interact with our stockholders. We strongly believe that the Dissidents are not interested in building long-term value for all Clarus stockholders; rather, they are only looking after their own short-term self-serving financial interests.

                                    - more -

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                                      - 3 -

                YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU DO NOT
           SUPPORT THE DISSIDENTS' NOMINEES OR RETURN ANY GREEN PROXY
    CARD SENT TO YOU BY THE DISSIDENTS - EVEN AS A PROTEST VOTE AGAINST THEM

                       IT COMES DOWN TO A MATTER OF TRUST

         Continuity of leadership at Clarus is critical to our ability to execute on our new and ongoing initiatives. This is a critical time for your Company, both in terms of the current environment in our industry and the current stage of our strategic planning. During the past six months, in response to the challenges facing Clarus and the software industry as a whole, your Board and management team have been pursuing a business plan designed to enhance value for all Clarus stockholders - and we are beginning to reap the benefits of this plan. We are close to retaining an investment bank to assist the Company in exploring strategic alternatives to maximize stockholder value, which we expect to announce shortly. The Company is in preliminary discussions regarding a potential value-enhancing strategic transaction. We believe that in order to maximize value for all of our stockholders, identifying the ideal partner, understanding our products and market, and depicting the value to potential buyers will take precisely the expertise of software and industry veterans that your Board's nominees possess. NOW IS NOT THE TIME FOR A CHANGE IN LEADERSHIP - we believe electing the Dissidents' hand-picked slate to the Clarus Board would disrupt, if not destroy, the progress that Clarus has achieved over the past five quarters and could create a split Board which may be harmful to the value of your Clarus investment.

         Clarus' independent director nominees are fully committed to the Company's long-term success and pursuing initiatives to enhance value for all Clarus stockholders. Clarus' stockholders deserve a Board that has direct operational experience in the software industry and a thorough understanding of Clarus' markets, products and strategies to recognize and maximize Clarus' opportunities and execute the Company's business strategy, as well as a Board with no hidden agenda. Your Board strongly believes that its three independent director nominees for re-election - Todd Hewlin, Mark Johnson and Tripp Rackley
- are the most qualified to execute on Clarus' strategy and business plan and lead the Company through the current environment. Each of the Board's nominees has extensive experience in the technology industry, including experience advising technology companies through evolving strategies, including acquisitions and divestitures. Additionally, six of the seven members of your current Board, including the three current Clarus nominees, are independent directors. We believe that the Dissidents' lack of experience in the technology industry and their experience in unrelated industries does not qualify them to serve on your Board of Directors.

                DON'T LET THE DISSIDENTS DERAIL CLARUS' PROGRESS

                                    - more -

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                                      - 4 -

             YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL
              CLARUS STOCKHOLDERS VOTE FOR YOUR BOARD'S NOMINEES.
        PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY

            WE URGE YOU TO DISCARD ANY GREEN PROXY CARD AND ANY OTHER
              MATERIALS THAT MAY BE SENT TO YOU BY THE DISSIDENTS

                       YOUR VOTE IS EXTREMELY IMPORTANT --
                  NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

         As always, we will keep you fully informed as events unfold in the coming weeks. Thank you for your continued support.

                                       On behalf of your Board of Directors,


                                       Stephen P. Jeffery
                                       Chairman

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If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the enclosed self-addressed, stamped envelope today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any green proxy card sent to you by the Dissidents. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

                          [LOGO] GEORGESON SHAREHOLDER
                                 COMMUNICATIONS INC.


                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Stockholders Call Toll Free (866) 219-9662
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                                    - more -

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                                      - 5 -

This letter contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Information in this letter includes our beliefs, hopes, expectations, intentions and strategies relating to our future results, including certain projections regarding profitability and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statement as a result of certain risks, including the risk that we may not achieve the future financial and strategic results currently anticipated, that we may not enhance stockholder value as currently anticipated in our business plan or that we may not complete a strategic transaction with a party with whom we are currently in discussions. We cannot guarantee our future performance. There can be no assurance that any transaction will result from our review of strategic alternatives or from our retention of an investment bank. All forward-looking statements contained in this letter are based on information available as of the date of this letter and we assume no obligation to update the forward-looking statements contained herein. When used in this letter, the words "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. In light of the significant uncertainties inherent in the forward looking information included in this letter, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans.

About Clarus
Atlanta-based Clarus Corporation (NASDAQ: CLRS, www.claruscorp.com) delivers applications that help companies dramatically reduce costs by driving the inefficiencies out of the end-to-end procurement process - from sourcing, to procurement, to settlement. The Clarus solutions are designed for rapid production deployment at the lowest total cost of ownership. Clarus products are built exclusively on the Microsoft.NET platform, making them easy to implement, manage, and integrate with existing IT infrastructures. Clarus solutions have garnered many prestigious awards, including Microsoft's 2000 Global eCommerce Solution of the Year. Clarus solutions are deployed globally at customer sites including: BarclaysB2B, the Burlington Northern and Santa Fe Railway Company, Cox Enterprises, MasterCard International, Union Pacific Corporation, Smurfit-Stone Container Corporation, Parsons Brinckerhoff, and Wachovia Corporation.

                                    - more -

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                                      - 6 -

In connection with its upcoming Annual Meeting of Stockholders, the Company filed a definitive proxy statement with the Securities Exchange Commission (the "SEC") on April 29, 2002. CLARUS STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies from Clarus stockholders is contained in the definitive proxy statement. Investors and security holders may obtain a free copy of the definitive proxy statement, any amendments thereto and other documents filed by Clarus with the SEC for free at the SEC's Internet website at www.sec.gov. Stockholders of Clarus may also obtain free copies of the definitive proxy statement and other documents filed by Clarus in connection with the Annual Meeting by directing a request to: Clarus Corporation at 3970 Johns Creek Court, Suwanee, Georgia 30024, Attention: Kevin Acocella, email:
Investor_Relations@claruscorp.com.

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